Exhibit 10.4

THIRD AMENDMENT

TO AGREEMENT OF SALE AND PURCHASE

THIS THIRD AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made and entered into as of September 22, 2004, by and between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, having an address at 225 Water Street, 8th Floor, Jacksonville, Florida 32202 (“Seller”), and FIRST STATES INVESTORS 3300, LLC, a Delaware limited liability company, having an address c/o First States Group, L.P., at 1725 The Fairway, Jenkintown, Pennsylvania 19046 (“Purchaser”).

BACKGROUND

A. Seller and Purchaser are parties to an Agreement of Sale and Purchase dated as of May 10, 2004 (the “Original Purchase Agreement”), as amended by a First Amendment to Agreement of Sale and Purchase dated as of June 2, 2004 (the “First Amendment”), as further amended by Second Amendment to Agreement of Sale and Purchase (the “Second Amendment”). The Original Purchase Agreement, as amended by the First Amendment and the Second Amendment, is herein referred to as the Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

B. Seller and Purchaser wish further to modify the Purchase Agreement in the manner hereinafter set forth.

C. Simultaneously with the execution and delivery hereof, Seller and Purchaser are proceeding to the Closing under the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

2.	Property Information Schedule. The Property Information Schedule is hereby modified as follows:

(a)	The PID Number and “Popular Name” set forth with respect to the Property presently identified as “Bristol Office”, Bristol, PA are hereby deleted and replaced with “353360/353447” and “Bristol Office and Annex Buildings”, respectively.

(b)	The PID Number and “Popular Name” set forth with respect to the Property presently identified as “York Square”, York, PA are hereby deleted and replaced with “035692/035652” and “York Square and Weiser Buildings”, respectively.

3.	Second Amendment. The Second Amendment is hereby modified by deleting Exhibit A annexed thereto and replacing the same with Exhibit A annexed hereto.

4.	Purchase Price. The Allocated Purchase Prices for the Properties equal the amounts set forth on Exhibit B annexed hereto.

5.	Bristol Contract. Pursuant to an Agreement of Sale dated May 7, 2004 (the “Bristol Contract”) between Seller, as seller, and William J. Salerno, as purchaser (“Salerno”), Seller agreed, subject to the provisions contained therein, to sell and convey to Salerno all of its right, title and interest in and to a portion of the Property identified on the Property Information Schedule (as amended hereby) as “Bristol Office and Annex Buildings”, Bristol, PA. Simultaneously with the execution and delivery hereof, Seller shall assign to Purchaser all of its right, title and interest in and to the Bristol Contract (including Seller’s interest in and to the deposit made by Salerno thereunder), and Purchaser shall assume all of Seller’s obligations under the Bristol Contract, pursuant to an instrument of assignment and assumption of sale agreement and otherwise in accordance with the terms and conditions set forth in such instrument.

6.	Closing Adjustments/Expenses

(a)	Pursuant to Section 12(b)(i) of the Purchase Agreement, the parties agreed that any Rents received by either party following the Closing which are the property of the other party shall be paid to such other party within five (5) Business Days following receipt thereof. Seller and Purchaser hereby agree that, in lieu of observing such provision, the parties shall reconcile Rents received after Closing, in the manner stipulated by the Purchase Agreement, on or before November 30, 2004. Rents belonging to the other party received after such reconciliation shall be paid to the other party within five (5) Business Days following receipt thereof. The provisions of this Section 6(a) shall survive Closing.

(b)	Pursuant to Section 12 of the Purchase Agreement, the parties agreed that Seller and Purchaser would at Closing apportion the following amounts prepaid or payable by Seller: (i) amounts for all Utilities for which tenants under Leases are not responsible, (ii) fees for licenses and permits assigned to Purchaser and (iii) charges and payments under Service Contracts assigned to Purchaser. Seller and Purchaser hereby agree that, in lieu of apportioning such amounts at Closing, Seller shall pay all such amounts for the month or other fiscal period in which the Closing occurs. On or before November 30, 2004, Purchaser shall remit to Seller the portion thereof for which Purchaser is responsible, as determined in accordance with the provisions of Section 12 of the Purchase Agreement. The provisions of this Section 6(b) shall survive Closing.

(c)	Pursuant to Section 12(d)(ii)(x) of the Purchase Agreement, the parties agreed that Seller would remit to Purchaser at Closing, for each Property containing Leased Premises, fixed rent and the Operating Expense Estimate Payment due for the balance of the month in which the Closing occurs. Purchaser hereby acknowledges that, in addition to such payment, Seller has remitted to Purchaser on the date hereof fixed rent and the Operating Expense Estimate Payment for the month succeeding the current month. Consequently, Seller is hereby relieved of any obligation to pay such amounts under the Lease Agreements for the Properties containing Leased Premises.

(d)	Pursuant to Section 12(d)(ii)(y) of the Purchase Agreement (and Section 2.3(a)(1) of the form of Lease Agreement annexed thereto), the parties agreed that Seller would remit to Purchaser at Closing, for each Property containing Leased Premises, the Real Estate Tax Estimate Payment for such Property. Seller and Purchaser hereby agree that Seller shall not remit such amount to Purchaser at Closing. Instead, Seller shall remit such amount to Purchaser on or before November 30, 2004. The provisions of this Section 6(d) shall survive Closing.

7.	Capital Work.

(a)	Purchaser acknowledges that, for purposes of calculating the Allocated Purchase Prices for the Properties, the definition of Capital Work was expanded to include certain work which otherwise would not have been considered Capital Work under the Purchase Agreement.

(b)	Pursuant to the Purchase Agreement, if any Capital Work for a Property containing Leased Premises remained incomplete at Closing, Seller would at Closing (i) assign to Purchaser all contracts for the performance of the incomplete Capital Work and (ii) provide Purchaser with the Estimated Capital Work Completion Amount (i.e., Seller’s reasonable estimate of the cost required to complete the same). Notwithstanding the foregoing, the parties hereby agree that, to the extent any Capital Work constitutes improvements to premises demised to Seller under the Lease Agreements (as opposed to improvements affecting the structural elements of the Buildings, building systems or premises other than those demised to Seller under the Lease Agreements), Seller shall not assign the contracts therefor to Purchaser at Closing. Consequently, the cost to complete the same has not been included in the calculation of the Estimated Capital Work Completion Amount.

8.	Option Property. The term “OP Outside Date” as used in Section 28(A)(g) of the Purchase Agreement is hereby modified to mean the date which is two (2) years after the Closing Date. The provisions of Section 28(A)(g) of the Purchase Agreement shall survive Closing.

9.	Removed Properties. Seller hereby terminates the Agreement as to the Properties set forth on Exhibit C annexed hereto. Consequently, such Properties constitute “Removed Properties” under the Purchase Agreement. Seller has credited the Allocated Deposits and Due Diligence Costs for such Properties against the balance of the Purchase Price due at Closing.

10.	Assignment of Purchase Agreement. Pursuant to the Contract Assignment and Assumption contemplated by Section 29(d) of the Purchase Agreement, Purchaser assigned to Assignee the right to acquire, inter alia, the Property identified on the Property Information Schedule as “Reflections One”, 400 South Australian Avenue, West Palm Beach, FL. Simultaneously with the execution and delivery hereof, Assignee shall reassign to Purchaser the right to acquire such Property pursuant to an instrument of assignment and assumption of purchase agreement.

11.	Immediate Sale Properties. Exhibit D-1 to the Purchase Agreement (Right of First Offer Properties: Immediate Sale) is hereby supplemented by adding the following Property thereto: Reflections Two, 450 S. Australian Avenue, West Palm Beach, FL.

12.	Agreement Governs. In the event of any inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the provisions of this Agreement shall govern.

13.	Ratification. The Purchase Agreement, as modified hereby, remains in full force and effect and is hereby ratified in all respects.

14.	Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same agreement.

SELLER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

PURCHASER

FIRST STATES INVESTORS 3300, LLC

By:
Glenn Blumenthal, Vice President

EXHIBIT A

SELLER AFFILIATE	PROPERTY
The Capital Finance Group, Inc.	Norwalk Office, Norwalk, CT (PID 055923)

Wachovia Corporation

1) Pompano Beach Operations Pompano Beach, FL (PID 081273)

2) Pompano Beach Money Center, Pompano Beach, FL (PID 081275)

3) Vienna Tyson’s Corner, Vienna, VA (PID 506804)

4) Portion of Cape Canaveral, Cape Canaveral, FL (PID 081105)

5) Reflections One, West Palm Beach, FL (PID 507766)

6) Portion of WVOC - Four Story Operations, Roanoke, VA (PID 410201)

7) Portion of Center Square, Jacksonville, FL (PID 081065)

8) Portion of Center Square Parking, Jacksonville, FL (PID 081870)

9) Portion of Market Street Office, Harrisonburg, PA (PID 410222).

Industrial Valley Real Estate Company	Jenkintown Financial Center, Jenkintown, PA (PID 355334)

Meridian Properties, Inc.	1) Mt. Penn Building, Mt. Penn, PA (PID 036134) 2) Spring Ridge, Wyomissing, PA (PID 035592)

Fifth and Market Corporation	Plaza, Philadelphia, PA (PID 035698)

First National Properties, Inc.	1) Portion of Bennettsville Main Financial Center, Bennettsville, SC (PID 506538) 2) Portion of Charleston 16 Broad, Charleston, SC (PID 506558)

Everen Capital Corporation	1) Wheat Innsbrook Center I, Glen Allen, VA (PID 503578) 2) Wheat Innsbrook Center II, Glen Allen, VA (PID 503580)

First Penco Realty, Inc.	Portion of Independence Hall, Philadelphia, PA (PID 035278)

IJL2004, LLC	Vanguard Center, Charlotte, NC (PID 507732)

ICSB Office Premises Corp.	New Paltz Office, New Paltz, NY (PID 317134)

EXHIBIT B

(Allocated Purchase Prices)

EXHIBIT C

(Removed Properties)

PID	POPULAR NAME	ADDRESS
081065/081870	Center Square and Parking	100 N. Hogan St., Jacksonville, FL

506278	Winston-Salem Patterson & Third Parking Lot	Patterson & Third, Winston-Salem, NC

090073	Griffin Main	100 S. Hill St., Griffin, GA